Exhibit 99.1

FTAC Zeus Acquisition Corp. Announces Pricing of Upsized $350,000,000 Initial Public Offering

PHILADELPHIA, PA, November 18, 2021 (Globe Newswire) – FTAC Zeus Acquisition Corp. (NASDAQ:ZINGU) (the “Company”), a blank-check company led by Daniel G. Cohen as Chairman of the Board and Ryan M. Gilbert as President and Chief Executive Officer formed for the purpose of acquiring or merging with one or more technology and financial services technology companies, today announced the pricing of its upsized initial public offering of 35,000,000 units at a price of $10.00 per unit, for gross proceeds to the Company of $350,000,000. The Company’s units will be listed on the Nasdaq Global Market under the symbol “ZINGU” and will begin trading on November 19, 2021. Each unit issued in the offering consists of one share of Class A common stock of the Company and one-half of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “ZING” and “ZINGW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The closing of the offering is anticipated to take place on or about November 23, 2021, subject to customary closing conditions.

Citigroup Global Markets Inc. is serving as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 5,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on November 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: 800-831-9146. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Amanda Abrams
amanda@ftspac.com
(215) 701-9693